SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT PURSUANT TO

SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): May 23, 2018

AIRBORNE WIRELESS NETWORK
(Exact name of registrant as specified in charter)

Nevada	333-179079	27-4453740
(State or Other Jurisdiction	(Commission	(IRS Employer
of Incorporation)	File Number)	Identification No.)

4115 Guardian Street, Suite C, Simi Valley, California 93063

(Address of principal executive offices and zip code)

(805) 583-4302

(registrant’s telephone number, including area code)

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (17 CFR 230.405) or Rule 12b-2 of the Securities Exchange Act (17 CFR 240.12b-2)

☒ Emerging growth company

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act ☐

Item 1.01 Entry into a Material Definitive Agreement.

On May 23, 2018, Airborne Wireless Network (the “Company”) entered into an Underwriting Agreement (the “Underwriting Agreement”) with Maxim Group LLC (the “Underwriter”). The Underwriting Agreement was entered into in connection with the previously announced public offering of 8,000 units, each consisting of one share of the Company’s Series A Convertible Preferred Stock and one Series 1 warrant to purchase one share of Series A Convertible Preferred Stock, one Series 2 warrant to purchase one share of Series A Convertible Preferred Stock and one Series 3 warrant to purchase one share of Series A Convertible Preferred Stock, each exercisable at an initial exercise price of $1,000 per share of Series A Convertible Preferred Stock (the “Offering”) pursuant to a prospectus dated May 23, 2018 that forms a part of the Registration Statement on Form S-1 (File No. 333-220295) filed by the Company with the U.S. Securities and Exchange Commission.

Pursuant to the Underwriting Agreement, the Company agreed to issue and sell to the Underwriter 8,000 units (the “Units”) at the initial public offering price of $1,000 per unit, less underwriting discounts and commissions. The purchase and sale of the Units was closed on May 29, 2018. The Company’s net proceeds from the sale of the Units is estimated to be approximately $6.78 million, after deducting underwriting discounts and commissions and estimated offering expenses.

In connection with the offering, the Company issued to the Underwriter a warrant to purchase 640 Units at an exercise price equal to 110% of the public offering price.

The Underwriting Agreement contains, among other terms and conditions, customary representations, warranties and agreements by the parties and indemnification obligations of the parties. The representations, warranties and covenants contained in the Underwriting Agreement were made only for purposes of such agreement and as of specific dates, and may be subject to limitations agreed upon by the parties. Additionally, the representations and warranties contained in the Underwriting Agreement were made only for the purposes of the Underwriting Agreement as of the specific dates therein, and were solely for the benefit of the parties to the Underwriting Agreement. The representations and warranties contained in the Underwriting Agreement are qualified by information in confidential disclosure schedules provided in connection with the signing of the Underwriting Agreement. These confidential disclosure schedules contain information that modifies, qualifies and creates exceptions to the representations and warranties set forth in the Underwriting Agreement. Moreover, certain representations and warranties in the Underwriting Agreement may be subject to a standard of materiality provided for in the Underwriting Agreement and have been used for the purpose of allocating risk among the parties, rather than establishing matters of fact. Investors should not rely on the representations, warranties and covenants or any descriptions thereof as characterizations of the actual state of facts or condition of the Company.

There is no material relationship between the Company or its affiliates and the Underwriter other than in respect of the Offering, however, the Underwriter and its respective affiliates may in the future perform investment banking, commercial banking, advisory and other services for the Company and its affiliates from time to time for which they may in the future receive customary fees and expenses. The foregoing description of the Underwriting Agreement does not purport to be complete and is qualified in its entirety by reference to the terms of the Underwriting Agreement, which is attached hereto as Exhibit 10.1 and incorporated herein by this reference.

Item 3.03. Material Modification to Rights of Security Holders.

The filing of the Certificate of Designation (as defined below) and the issuance of the Series A Convertible Preferred Stock affects the holders of the Company’s common stock to the extent provided for in the Certificate of Designation. The information included in Item 5.03 below, including the description of the Certificate of Designation, is incorporated by reference into this Item 3.03.

Item 5.03. Amendments to Articles of Incorporation or Bylaws; Change in Fiscal Year.

On May 23, 2018, the Company, in connection with the Offering of the Units comprised of its Series A Convertible Preferred Stock (the “Preferred Stock”) and related warrants to purchase Preferred Stock, filed a Certificate of Designation of Preferences, Rights and Limitations of Series A Convertible Preferred Stock (the “Certificate of Designation”) with the Secretary of State of the State of Nevada establishing the preferences, rights and limitations of the Preferred Stock issued in the Offering. The terms of the Preferred Stock are set forth in the Certificate of Designation, which became effective upon filing and a copy of which is filed as Exhibit 3.1 hereto and incorporated by reference herein.

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Item 9.01 Financial Statements and Exhibits.

On May 29, 2018, the Company issued a press release announcing the closing of the Offering. The press release is filed as Exhibits 99.1 to this Current Report and is incorporated herein by reference.

(d) Exhibits

Exhibit No.	Exhibit Description
3.1	Certificate of Designations of Preferences, Rights and Limitations of Series A Convertible Preferred Stock
10.1	Underwriting Agreement, dated May 23, 2018, between Airborne Wireless Network and Maxim Group LLC
99.1	Press Release of Airborne Wireless Network, dated May 29, 2018

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SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

AIRBORNE WIRELESS NETWORK

Date: May 29, 2018	/s/ J. Edward Daniels
J. Edward Daniels
President, Treasurer and Secretary

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